Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Kraig Biocraft Laboratories, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Equity	Class A Common Stock, no par value	Rule 457(o)	(2)	-	$10,000,000	0.0001531	$1,531.00

Total Offering Amounts					$10,000,000		$1,531.00
Total Fee Offsets							$0
Net Fee Due							$1,531.00

(1)	Pursuant to Rule 416 of the Securities Act, the shares of common stock registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.
(2)	The shares being offered by this prospectus consist of shares of common stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time, pursuant to a standby equity purchase agreement we entered into with the Selling Stockholder on January 21, 2025 (the “SEPA”), pursuant to which the Selling Stockholder has committed to purchase from us, at our direction, up to $10,000,000 of Common Stock, subject to terms and conditions specified in the SEPA.
(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by the Fee Rate.